UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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SWITCH, INC.

(Name of Registrant as Specified In Its Charter)

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[The following “frequently asked questions” document was shared with employees of Switch, Inc. on May 18, 2022.]

FAQ - General

These FAQs are being provided to you for information purposes only and shall not serve as an amendment or modification of any of your equity awards. Any information contained in these FAQs is qualified in its entirety by the terms of Switch’s merger agreement with affiliates of DigitalBridge Investment Management and IFM Investors, a copy of which can be found here .

If you have any questions not answered below, please contact Thomas Morton or Gabe Nacht.

Transaction

Q: What was announced?

A: Switch has signed an agreement with affiliates of DigitalBridge Investment Management and IFM Investors, pursuant to which they will acquire outstanding Class A common shares of Switch and outstanding Switch Ltd. Common Units for $34.25 per share or unit in an all-cash transaction valued at approximately $11 billion, including the assumption of debt. We believe this transaction will provide enhanced funding opportunities for our company and accelerate Switch’s already industry-leading growth trajectory.

Q: Who are DigitalBridge and IFM?

A: DigitalBridge is one of the world’s premier digital infrastructure investment firms and has a strong investment track record across a variety of related asset classes, including data centers, fiber networks, cell towers, small cells, and edge infrastructure. IFM is a global investment management firm and one of the largest infrastructure investors in the world, with a deep track record of investing to support growth of its businesses over the long term.

Q: What happens between now and closing?

A: Our customers remain our top priority and it is business as usual at Switch. The most important thing you can do right now is stay focused on ensuring all of our customers continue to experience the same caliber of customer service as this has been the foundation of our customer loyalty over the past 22 years. The transaction is subject to a number of closing conditions, including receipt of Switch shareholder approval, and we expect the closing to occur in the second half of 2022. Until the transaction closes, Switch remains a separate and independent company.

Q: Who will maintain the controlling interest of Switch after the transaction is completed?

A: DigitalBridge will hold the controlling interest in Switch. Rob Roy and Thomas Morton will hold minority interests in the company and will continue to serve as the CEO and President, respectively.

Employees

Q: What does this transaction mean for Switch employees?

A: The announcement is just the first step toward closing this transaction. Until the transaction is complete, we remain an independent publicly traded company and it is business as usual at Switch. This means you should not expect any significant changes. We are committed to keeping you informed and will provide additional information on this exciting transaction as it becomes available.

We believe this transaction will provide enhanced funding opportunities for our company as we carry out Rob’s growth vision. In order to meet this vision, we intend to grow our staff, including by creating new and exciting career development opportunities.

Q: Will there still be year-end cash bonuses?

A: Yes, we expect discretionary cash bonuses will continue to be paid in the normal course.

Q: Will we keep our insurance benefits for the rest of the year?

A: At this time, we do not expect changes to your insurance benefits for the rest of the year.

Q: Will we continue our culture-centric activities such as holiday gifts?

A: At this time, we expect to continue our culture-centric activities such as holiday gifts.

Q: Will we be able to continue to work remotely?

A: At this time, we do not expect any changes to our current teleworking policy.

Q: Will we be Switch or DigitalBridge employees post-closing?

A: We expect to operate business as usual as Switch employees.

Q: Will Texas employees continue their process of integrating fully into Switch after the acquisition in 2021?

A: Yes.

Operations

Q: How will operations change once the transaction closes?

A: We expect to continue operating much as we do today.

Q: Are we still Switch or is our name changing post-closing?

A: We will continue to operate as Switch.

Q: Will our main corporate location change?

A: Our corporate headquarters will remain in Las Vegas. Switch may reincorporate as a legal entity in the state of Maryland for purposes of converting into a Real Estate Investment Trust (REIT) for certain tax advantages. It is common for companies to have different physical and legal geographical designations.

Q: Will DigitalBridge/IFM have teams onsite for any type of operational reviews?

A: Please keep in mind that this transaction is about a change from a publicly traded company to a private one, not a change in strategy. Following the close of the transaction, we expect to operate much as we do today. Switch is always looking to be as efficient as possible. You should always feel comfortable communicating your thoughts on streamlining processes to your supervisor. Until the transaction closes, Switch remains a separate and independent company.

Q: Will DigitalBridge/IFM have any input in operational decisions or will it be limited to financial decisions? Will they have a board type influence?

A: DigitalBridge/IFM will create a new Board of Directors for Switch with Rob Roy and Thomas Morton initially holding board seats. DigitalBridge/IFM is investing in Switch because of our top tier operations and products and we expect to continue operating much as we do today. We are excited to have DigitalBridge/IFM support Switch with access to capital, resources and expertise to help scale our business to meet the exponentially rising demand from large enterprise customers looking for mission critical digital infrastructure. In short, they are focused on supporting Switch in carrying out Rob’s growth vision.

Q: Will there be any immediate changes for our customers as a result of this transaction?

A: Until the transaction closes, which we expect to occur in the second half of 2022, Switch will remain an independent publicly traded company and we will continue to operate as usual. Once the transaction is completed, we do not anticipate any changes in the services we provide. At all times, our customers will remain our top priority.

Q: Will we be able to sell other DigitalBridge-owned data center campuses to current clients?

A: Until the transaction is complete, we will remain an independent publicly traded company and it is business as usual at Switch.

Q: Do we expect this transaction to impact our relationships with companies DigitalBridge owns, such as Zayo?

A: Until the transaction is complete, we will remain an independent publicly traded company and it is business as usual at Switch. Nonetheless, Switch currently has a strong relationship with Zayo and we expect this transaction to only enhance that relationship.

Q: Will this affect anything with the CORE Cooperative?

A: The CORE Cooperative will remain as one of our unique and important service offerings. The CORE Cooperative will continue to enhance our ecosystem by helping our clients save money on their communications spending.

Q: Are there any changes expected regarding our ESG commitments?

A: We expect to continue to maintain our strong ESG ratings and pursue our ESG goals, including providing 100% renewably powered data centers.

Expansion

Q: Does the transaction change our current construction timeline and the amount of construction?

A: While construction timelines are subject to real world limitations, our current plan is to construct more than 11 million additional square feet of capacity through 2030. Until the transaction closes, Switch remains a separate and independent company and will operate as usual.

Q: Will we be able to hire team members to support our growth?

A: Yes, depending on each department’s needs. We will update the team leaders once the transaction is complete. Until the transaction closes, Switch remains a separate and independent company and will operate as usual.

Q: Can we expect an updated 10-15 year outlook with the growth rate in edge compute and 5G, or is that timeframe accelerated now with access to capital from private equity?

A: We will be collaborating with our new partners to revise and enhance the growth trajectory of all of our service offerings. We intend to share the corporate strategic objectives and the related outlook with the team so we are all aligned on the vision.

Q: Will we get into new markets anytime soon?

A: We are always willing to consider strategic expansion opportunities.

Q: Will this give Switch the ability to be international?

A: We regularly consider expansion opportunities as part of our strategic planning. Please note that Switch currently has an international presence in Thailand.

Q: Will this transaction or the conversion to a real estate investment trust (REIT) impact Switch’s investment in R&D moving forward?

A: We expect current R&D operations to continue forward.

Q: What are the plans with respect to Switch’s previously announced plans to convert to REIT?

A: Switch continues to pursue a REIT conversion with a target of electing REIT status for the taxable year beginning January 1, 2023.

Q: What are the benefits of Switch going back to being a private company?

A: We believe Switch will have greater access to capital to fund more rapid growth and meet the expanding demand for our industry-leading products and services. Additionally, after the transaction is completed, we will no longer be subject to public company reporting obligations.

Communication and Getting More Information

Q: Will we be sending any information to our customers?

A: Yes. We will be sending a notification to our customers.

Q: If potential or existing clients submit inquiries regarding the transaction, who should we send them to?

A: Please send any client information requests to your supervisors.

Q: If the press reaches out, who should we direct them to for comment?

A: Please do not provide comments to the press. Please send all press inquiries to the Switch Newsroom team and also include Thomas Morton and Gabe Nacht.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the consummation of the transaction described above and future development. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this communication are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investor Relations section of our website at investors.switch.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Switch or the expected benefits of the proposed merger or that the approval of Switch’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the ability of the buyer to obtain debt financing in connection with the proposed merger; (iv) the possibility that competing offers or acquisition proposals for Switch will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Switch to pay a termination fee or other expenses; and (vii) the effect of the announcement or pendency of the merger on Switch’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally.

Additional Information

This report may be deemed solicitation material in respect of the proposed acquisition of Switch. A special shareholder meeting will be announced soon to obtain shareholder approval in connection with the proposed merger between the Company and Parent. Switch expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger. Investors of Switch are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Switch and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at https://www.switch.com.

Participants in the Solicitation

Switch and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Switch’s shareholders in connection with the proposed merger will be set forth in Switch’s definitive proxy statement for its special shareholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

[The following “frequently asked questions” document was shared with employees of Switch, Inc. on May 18, 2022.]

FAQ - Equity

These FAQs are being provided to you for information purposes only and shall not serve as an amendment or modification of any of your equity awards. Any information contained in these FAQs is qualified in its entirety by the terms of Switch’s merger agreement with affiliates of DigitalBridge Investment Management and IFM Investors, a copy of which can be found here , and the terms of your equity awards. These FAQs are not intended to provide tax advice and you should consult with your individual tax advisor regarding the tax treatment of your stock and equity compensation in connection with the transaction.

If you have any questions not answered below, please contact Thomas Morton, Gabe Nacht or Jessica Battaglia.

Q: What happens to the Class A shares of Switch, Inc. I own?

A: For each share of Switch Class A common stock you hold on the date the transaction closes, you will receive $34.25 in cash and the shares will be cancelled and cease to exist.

Q: What happens to the Common Units of Switch, Ltd. I own?

A: For each Common Unit of Switch, Ltd. you hold on the date the transaction closes, you will receive $34.25 in cash and the common units will be cancelled and cease to exist. All corresponding shares of Switch Class B common stock you hold on the date the transaction closes will be cancelled and cease to exist.

Q: Do I have the option to convert my Switch shares to Digital Bridge holdings?

A: No. Switch shares will be purchased at $34.25/share in cash on the date the transaction closes as discussed above.

Q: What happens to my unvested restricted stock units (RSUs) at the closing of the transaction?

A: All unvested RSUs you hold on the date the transaction closes will become fully vested and you will receive $34.25 per RSU in cash, subject to applicable tax withholdings, and the RSUs will be cancelled and cease to exist. You must be a Switch employee at the time of the closing of the transaction to receive such payment.

Q: How do I know how many unvested RSUs I currently hold?

A: The details of yours RSUs are available at https://www.fidelity.com/ or https://nb.fidelity.com/public/nb/default/home.

Q: RSUs are a significant portion of my compensation package. Will there be something to replace them after we become a private company?

A: As we get closer to closing we will provide more information on this topic. Until the transaction closes, Switch remains a separate and independent company and will operate as usual, including with respect to compensation.

Q: What happens to my unexercised stock options?

A: All unexercised stock options that have an exercise price less than $34.25 per share, whether or not vested, will be paid out in cash based on $34.25 minus the applicable exercise price of such stock option, multiplied by the number of shares subject to the unexercised stock options on the date the transaction closes, subject to applicable tax withholdings, and the stock options will cease to exist. If you hold stock options with an exercise price equal to or greater than $34.25 per share, such unexercised stock options with be canceled for no consideration.

For example, a holder of 100 unexercised stock options at an exercise price of $17.00 would receive $1,725 (100 x ($34.25-$17.00)) in cash, subject to applicable tax withholdings.

Q: May I exercise my stock options between now and closing?

A: You can exercise vested stock options at any time. If you are doing a same-day sale (exercising vested stock options and selling into the open market), you may do so only if you comply with the Switch Insider Trading Compliance Policy and so long as you are not in possession of material non-public information. Depending on your position, you may be subject to black-out periods and/or require preclearance.

Q: Will the payout for unvested RSUs and stock options be through payroll/W-2 or a third party check?

A: Payout for your unvested RSUs and stock options will be made through Switch’s payroll systems. Timing of such payment will be as soon as practicable following the closing. As we get closer to closing, we will provide information on this topic. Until the transaction closes, Switch remains a separate and independent company and will operate as usual, including with respect to compensation.

Q: Will the payout for unvested RSUs and stock options be 401(k) matched?

A: As we get closer to closing we will provide more information on this topic. Until the transaction closes, Switch remains a separate and independent company and will operate as usual, including with respect to compensation.

Q: Will the payout for unvested RSUs and stock options be subject to short-term or long-term capital gains?

A: The payout for unvested RSUs and stock options will be taxed as ordinary income.

Q: May I buy and sell Switch stock between now and closing?

A: You should continue to comply with the Switch Insider Trading Compliance Policy and if in possession of any material non-public information with respect to the transaction or otherwise, you should not trade in the stock. In addition, depending on your position, you may be subject to black-out periods and/or require preclearance before any trades. We remind you that non-compliance with our trading policies could subject you to regulatory scrutiny, criminal prosecution, monetary penalties and/or jail time.

Q: With the announcement, friends of mine are talking about Switch’s stock right now. One asked whether they should buy or sell because of it. What are we allowed to say?

A: You should not provide friends or family with any advice regarding whether to buy or sell Switch shares and if asked, you should inform your friends or family that you are unable to discuss the matter.

Q: What happens if our shares are valued higher than $34.25 by the day the merger closes?

A: Under the terms of the merger agreement, the merger consideration is fixed at $34.25 per share and is not impacted by the price that Switch Class A common stock is trading at, on or prior to the day the merger closes.

Q: Is Switch concerned about employees leaving post-closing?

A: Although we cannot predict what people will do, we believe Switch is a great company to be a part of and we look forward to continuing our work together as we advance towards the bright future ahead.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the consummation of the transaction described above and future development. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this communication are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investor Relations section of our website at investors.switch.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Switch or the expected benefits of the proposed merger or that the approval of Switch’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the ability of the buyer to obtain debt financing in connection with the proposed merger; (iv) the possibility that competing offers or acquisition proposals for Switch will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Switch to pay a termination fee or other expenses; and (vii) the effect of the announcement or pendency of the merger on Switch’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally.

Additional Information

This report may be deemed solicitation material in respect of the proposed acquisition of Switch. A special shareholder meeting will be announced soon to obtain shareholder approval in connection with the proposed merger between the Company and Parent. Switch expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger. Investors of Switch are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Switch and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at https://www.switch.com.

Participants in the Solicitation

Switch and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Switch’s shareholders in connection with the proposed merger will be set forth in Switch’s definitive proxy statement for its special shareholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.